Exhibit 4.1

OMNIBUS SUPPLEMENT TO SERIES 2019-1 BASE INDENTURE AND SERIES 2019-1 SUPPLEMENT

This First Amendment to the Amended and Restated Base Indenture and Series 2019-1 Supplement is dated as of May 12, 2020 (this “Supplement”) and shall become effective as of May 22, 2020 (the “May 2020 Amendment Effective Date”), and is by and among APPLEBEE’S FUNDING LLC, a Delaware limited liability company (the “Applebee’s Issuer”), IHOP FUNDING LLC, a Delaware limited liability company (the “IHOP Issuer” and together with the Applebee’s Issuer, the “Co-Issuers” and each, a “Co-Issuer”), CITIBANK, N.A., a national banking association, as trustee (in such capacity, the “Trustee”) and as securities intermediary (in such capacity, the “Securities Intermediary”), and consented to by MIDLAND LOAN SERVICES, a Division of PNC Bank, National Association, as Control Party under the Base Indenture, pursuant to (i) the Amended and Restated Base Indenture, dated as of June 5, 2019, by and among the Co-Issuers and Citibank, N.A., as Trustee and as Securities Intermediary (as amended, modified or supplemented from time to time prior to the date hereof, the “Base Indenture”) and (ii) the Series 2019-1 Supplement, dated as of June 5, 2019, by and among the Co-Issuers and Citibank as Trustee and series 2019-1 Securities Intermediary (as amended, modified or supplemented from time to time prior to the date hereof, the “Series 2019-1 Supplement”).
RECITALS
WHEREAS, Section 13.2(a) of the Base Indenture provides, among other things, that the Co-Issuers and the Trustee, with the consent of the Control Party (acting at the direction of the Controlling Class Representative), may at any time, and from time to time, make certain amendments, waivers and other modifications to the Base Indenture and any Supplement, including the types of amendments set forth in this Supplement;
WHEREAS, the Co-Issuers (at the direction of the Manager) wish to amend the Base Indenture and the Series 2019-1 Supplement, each as set forth herein; and
WHEREAS, a Controlling Class Representative has not been elected under the Base Indenture, and thus, pursuant to Section 11.1(c) of the Base Indenture, at any time when no Person is servicing as the Controlling Class Representative, the Control Party shall exercise the rights of the Controlling Class Representative in accordance with the Servicing Standard.
AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplement hereby agree as follows:

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a.Amendments to the Base Indenture.
i.The definition of “Interest Reserve Release Event” in the Base Indenture Definitions List is hereby amended to delete such definition in its entirety and replace it with the following:
“Interest Reserve Release Event” means, as of any Quarterly Calculation Date or the date of any optional prepayment of Notes, and with respect to the Senior Notes or Senior Subordinated Notes Outstanding, as applicable, the determination by the Manager, in accordance with the Managing Standard, that as of the immediately following Quarterly Payment Date or such date of optional prepayment, as the case may be (A) the amount on deposit in the Senior Notes Interest Reserve Account or the Senior Subordinated Notes Interest Reserve Account, as applicable will be greater than (B) the excess of (i) the Senior Notes Interest Reserve Amount or the Senior Subordinated Notes Interest Reserve Amount, as applicable over (ii) the amount available under any Interest Reserve Letter of Credit relating to the Senior Notes or the Senior Subordinated Notes, as applicable.
ii.The following definition of “May 2020 Amendment Effective Date” is hereby added to the Base Indenture Definitions List in the appropriate alphabetical order:
“May 2020 Amendment Effective Date” means May 22, 2020.

iii.The definition of “Senior Notes Interest Reserve Amount” in the Base Indenture Definitions List is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as follows:
“Senior Notes Interest Reserve Amount” means with respect to any Quarterly Payment Date (and any Weekly Allocation Date related thereto and any drawing date in respect of any Class A-1 Notes), an amount equal to (a) from and after the Closing Date to and excluding the May 2020 Amendment Effective Date and on and subsequent to the occurrence of any Senior Notes Interest Reserve Reversion Event, the Senior Notes Quarterly Interest Amount and the Class A-1 Notes Quarterly Commitment Fees Amount due on such Quarterly Payment Date (with the interest and Class A-1 Notes Quarterly Commitment Fees Amount payable with respect to the Class A-1 Notes on such Quarterly Payment Date being based on the good faith utilization estimate of the Manager as set forth in the applicable Weekly Manager’s Certificate), which amount will increase or decrease in accordance with any increase or reduction in the Outstanding Principal Amount of the Senior Notes or in accordance with the Manager’s good faith utilization estimate with respect to the Class

A-1 Notes as set forth in the applicable Weekly Manager’s Certificate; provided, that, with respect to the first Interest Accrual Period following the Closing Date, the Senior Notes Interest Reserve Amount will be an amount equal to the Initial Senior Notes Interest Reserve Deposit and (b) on and after the May 2020 Amendment Effective Date, the Senior Notes Discretionary Interest Reserve Amount, if any, with it being understood that a portion of the initial contribution of such amount is occurring at the discretion of one or more Non-Securitization Entities and will constitute a portion of the Senior Notes Interest Reserve Amount for all purposes until the occurrence of a Senior Notes Interest Reserve Reversion Event. The Senior Notes Interest Reserve Amount may be funded in whole or in part with the proceeds of a drawing under any Class A-1 Notes.

iv.The following definition of “Senior Notes Discretionary Interest Reserve Amount” is hereby added to the Base Indenture Definitions List in the appropriate alphabetical order:
“Senior Notes Discretionary Interest Reserve Amount” means with respect to any Quarterly Payment Date an amount equal to the sum of (i) (x) on and after the May 2020 Amendment Effective Date and until the occurrence of any Senior Notes Interest Reserve Reversion Event, the amount calculated pursuant to clause (a) of the definition of “Senior Notes Interest Reserve Amount” for any applicable Quarterly Payment Date or (y) on any another date, zero and (ii) any additional amounts added at the discretion of the Manager, in each case as set forth in the applicable Weekly Manager’s Certificate.

v.The following definition of “Senior Notes Interest Reserve Reversion Event” is hereby added to the Base Indenture Definitions List in the appropriate alphabetical order:
“Senior Notes Interest Reserve Reversion Event” means the first Weekly Allocation Date after the Quarterly Payment Date in September 2020 on which the DSCR, calculated as of the immediately preceding Quarterly Calculation Date, is at least 3.00x.”

b.Amendments to the Series 2019-1 Supplement.
i.The definition of “Series 2019-1 Interest Reserve Release Event” in the Series 2019-1 Supplement Supplemental Definitions List is hereby amended to delete such definition in its entirety.

c.Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Base Indenture and/or the Series Supplement, as applicable.
d.Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Co-Issuers, or the validity or sufficiency of this Supplement and the Trustee shall not be accountable for, or with respect to, nor shall the Trustee have any responsibility for, the provisions thereof. In entering into this Supplement, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of or affecting the liability of or affording protection to the Trustee.
e.Miscellaneous. Except as expressly modified hereby, all other provisions of the Base Indenture shall remain in full force and effect. This Supplement is governed by and shall be construed in accordance with the laws of the State of New York. This Supplement may be executed (by facsimile or otherwise) in any number of counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. If any one or more of the covenants, agreements, provisions or terms of this Supplement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions of this Supplement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Co-Issuers and the Trustee have caused this Supplement to be duly executed by its respective duly authorized officer as of the day and year first written above.
APPLEBEE’S FUNDING LLC,
as a Co-Issuer

By:  /s/Thomas Song
Name: Thomas Song
Title: CFO

IHOP FUNDING LLC,
as a Co-Issuer

By:  /s/ Thomas Song
Name: Thomas Song
Title: CFO

CITIBANK, N.A., not in its individual capacity but solely in its capacity as Trustee

By:  /s/ Jacqueline Suarez
Name: Jacqueline Suarez
Title: Senior Trust Officer

Consented to:
Midland Loan Services, a division of
PNC Bank, National Association, as Control Party

By:  /s/ Dugger Schwartz
Name: Dugger Schwartz
Title: Sr. Vice President